Exhibit 99.5

February 8, 2023

By Email and Federal Express

Charles Flores, Registered Agent of Hell or High Ranch Water LLC

Beck Redden LLP

1221 McKinney Street, Suite 4500

Houston, Texas 77010-2029

Re:         Hell or High Ranch Water LLC | Request for Document Preservation

Dear Mr. Flores:

First Foundation Inc. (the “Company”), a financial institution with its headquarters in Dallas, Texas, sent two letters, dated February 2, 2023 and February 3, 2023, respectively (together, the “ Letters”), to you by email and FedEx in your capacity as registered agent of Hell or High Ranch Water LLC (“HHRW”), a Texas limited liability company. Your law firm’s name – Beck Redden LLP – and address are listed as HHRW’s registered office street address with the Texas Comptroller of Public Accounts (the “TCPA”). You have not yet confirmed receipt of the Letters.

Driver Opportunity Partners I LP and Driver Management Company (together, “ Driver”) submitted a letter, dated December 30, 2022, purporting to nominate Allison Ball and Lila I. Flores for election to the Company’s Board of Directors at the Company’s 2023 annual meeting of stockholders (the “Purported Nominations”). Ms. Ball and Ms. Flores may be associated with HHRW and an affiliated podcast that they co-host. Driver has a history of commencing litigation related to its nominations of directors with respect to at least four financial institutions over the past three years. In the event Driver escalates this matter to litigation, documents and information related to HHRW and the Purported Nominations in the possession of your law firm might become relevant. As you and your law firm are identified as the registered agent and address, respectively, for HHRW in filings with the TCPA, we reiterate our request that you preserve all documents and information with respect to this matter.

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The Company intends to file correspondence regarding this matter with the Securities and Exchange Commission in the interest of transparency. We appreciate your prompt attention to this matter and response to the Letters.

Very truly yours,

FIRST FOUNDATION INC.

/s/ Kelly Rentzel
Name:	Kelly Rentzel
Title:	Executive Vice President, General Counsel and Secretary

CC:	David J. Beck, Beck Redden LLP
Joe W. Redden, Jr., Beck Redden LLP
Driver Opportunity Partners I LP
Driver Management Company LLC
J. Abbott Cooper
Allison Ball
Lila Flores